Exhibit 10.17

Summary of Compensation Arrangements for Executive Officers

This table shows the base salary, annual bonus and all other compensation paid to the named executives.  The table also shows the grant date fair value of the stock and option awards made to the named executives and the increase in the present value of the retirement benefit of each named executive.

Name and Principal Position(s)	Year	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2)	All Other Compensation ($)(3)	Total ($)

David A. Roberts Chairman, President and Chief Executive Officer(4)	2010	$978,500	$2,419,125	$947,188	$1,331,100	$284,148	$48,970	$6,009,031
	2009	$950,000	$1,346,325	$936,000	$963,300	$517,364	$34,564	$4,747,553
	2008	$950,000	$1,579,375	$1,138,575	$1,425,000	$53,716	$25,846	$5,172,512

Steven J. Ford Vice President, Chief Financial Officer and General Counsel(5)	2010	$425,000	$525,180	$205,700	$433,600	$59,988	$15,886	$1,665,354
	2009	$385,250	$268,244	$193,167	$293,000	$66,474	$13,797	$1,219,932
	2008	$339,188	$186,200	$267,665	$433,400	$1,360	$13,797	$1,241,610

John W. Altmeyer President, Carlisle Construction Materials	2010	$597,400	$738,296	$289,142	$641,700	$141,588	$9,800	$2,417,926
	2009	$580,000	$403,898	$290,839	$611,300	$144,214	$13,591	$2,043,842
	2008	$580,000	$879,463	$866,915	$504,100	$3,970	$12,535	$2,846,983

Fred A. Sutter President, Carlisle Engineered Transportation Solutions(6)	2010	$463,500	$572,962	$224,334	$413,400	$21,662	$15,906	$1,711,764
	2009	$450,000	$313,369	$225,646	$441,100	$12,173	$15,216	$1,457,504

Carol P. Lowe Vice President(5) (7)	2010	$400,000	$494,311	$193,600	$451,500	$38,258	$11,418	$1,589,087
	2009	$400,000	$278,550	$200,561	$219,600	$38,712	$28,673	$1,166,096
	2008	$400,000	$221,944	$319,600	$450,000	$6,153	$28,008	$1,425,705

(1)   The amounts in these columns do not reflect the actual value the named executives will realize from the stock option, restricted stock and performance share awards made to the executives.  The amounts in the table are the grant date value of the awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation — Stock Compensation (excluding any effect of estimated forfeitures).  The Company will recognize a portion of the grant date value of the awards each year as compensation expense over the vesting period of the awards.

The Compensation Committee included performance shares in the equity-based awards to the named executives for the first time in 2010.  The performance shares are earned based on the Company’s relative total shareholder return versus the S&P Midcap 400 Index® over the three year period ending December 31, 2012.  The 2010 stock awards column includes the following grant date values of the performance share awards:  Mr. Roberts $1,440,548, Mr. Ford $312,736, Mr. Altmeyer $439,643, Mr. Sutter $341,189 and Mrs. Lowe $294,354.  The grant date values for the performance shares were determined using a Monte Carlo simulation and assumptions regarding the future performance of the Company’s common stock and the stock of the S&P MidCap 400 Index® companies, including expected volatility, risk-free interest rates, correlation coefficients and dividend reinvestment.  The grant date values of the performance share awards assuming the maximum number of performance shares would be earned at the end of the three year performance period based on the $34.21 closing market price of the Company’ common stock on the grant date would have been:  Mr. Roberts $1,957,154, Mr. Ford $424,888, Mr. Altmeyer $597,306, Mr. Sutter $463,546 and Mrs. Lowe $399,914.

Note 11 to the Company’s consolidated financial statements included in the 2010 Annual Report on Form 10-K contains more information about the Company’s accounting for stock-based compensation arrangements, including the assumptions used to determine the grant date value of the stock and option awards.

(2)   Represents the aggregate change in the actuarial present value of the named executive’s accumulated benefit under the Retirement Plan for Employees of Carlisle Corporation and the Carlisle Corporation Supplemental Pension Plan.

(3)   The amounts presented in the “All Other Compensation” column for 2010 consist of the following:

	Mr. Roberts	Mr. Ford	Mr. Altmeyer	Mr. Sutter	Mrs. Lowe
Matching Contributions to the Company’s Employee Incentive Savings Plan	$9,800	$9,800	$9,800	$9,800	$9,800
Reimbursement of Tax Return Preparation Fees and Financial Advisory Services	$39,170	$857	$0	$0	$815
Club membership dues	$0	$5,229	$0	$6,106	$0
Temporary Living Expenses	$0	$0	$0	$0	$803
Total	$48,970	$15,886	$9,800	$15,906	$11,418

All amounts presented above equal the actual cost to the Company of the particular benefit or perquisite provided.

(4)   The Company appointed Mr. Roberts Chairman, President and Chief Executive Officer on June 21, 2007.

(5)   The Company appointed Mr. Ford Chief Financial Officer effective November 1, 2008.  Mr. Ford joined the Company as Vice President, General Counsel and Secretary in 1995 and will continue to serve as General Counsel and Secretary.  Mrs. Lowe relinquished her position as Chief Financial Officer effective November 1, 2008 and was appointed President of the Company’s wholly-owned subsidiary, Trail King Industries, Inc.

(6)   Mr. Sutter commenced employment with the Company on February 5, 2008.

(7)   The Company sold Trail King Industries, Inc. on October 4, 2010.  Mrs. Lowe transferred employment to the Company and resigned as President of Trail King Industries, Inc. in connection with the sale.  Mrs. Lowe will continue to provide executive management services to Trail King Industries, Inc. for up to six months following the sale pursuant to a transition services agreement between Trail King Industries, Inc. and the Company.

In addition, at its February 3, 2011 meeting, the Compensation Committee approved the following annual salaries for 2011 for the named executive officers: (i) David A. Roberts - $1,037,200, (ii) Steven J. Ford - $442,000, (iii) John W. Altmeyer - $621,300, (iv) Fred A. Sutter - $477,400, and (v) Carol P. Lowe - $412,000.  The Compensation Committee also awarded the named executive officers options to acquire shares of the Company’s common stock (the “Shares”) as well as restricted and performance Shares as follows: (i) David A. Roberts — 97,740 options, 27,075 restricted Shares and 27,075 performance Shares, (ii) Steven J. Ford — 20,825 options, 5,770 restricted Shares and 5,770 performance Shares, (iii) John W. Altmeyer — 29,275 options, 10,720 restricted Shares and 8,110 performance Shares, (iv) Fred A. Sutter — 22,495 options, 6,230 restricted Shares and 6,230 performance Shares, and (v) Carol P. Lowe — 19,410 options, 5,375 restricted Shares and 5,375 performance Shares.  The options were awarded at an exercise price of $38.31, which was equal to the closing market price of the Shares on the date of grant.  All options expire ten (10) years following the date of grant and vest one-third on the first anniversary of grant, one-third on the second anniversary of grant and the remaining one-third on the third anniversary of grant.  Each restricted Share was valued at $38.31, which was equal to the closing market price of the Shares on the date of grant.   The restricted Shares vest on December 31, 2013.  During the period the Shares remain restricted, each of the named executive officers will receive any dividend declared on such Shares.  Each performance Share was valued at $38.31 which was equal to the closing market price of the Shares on the date of grant.  The performance Shares vest on December 31, 2013 based on (i) the total shareholder return (price appreciation plus dividends) on the Shares relative to the total shareholder return of the companies comprising the S&P MidCap 400 Index over the three (3) year performance period ending December 31, 2013 in accordance with the following table:

Company’s Total Shareholder Return Percentile	Percentage of Performance Shares Earned
Below 25th percentile	0%
25th percentile	50%

50th percentile	100%
75th percentile or above	200%

Dividends will accrue during the three (3) year performance period and will be paid on awarded performance Shares.

The table on the following page provides the actuarial present value of each named executive’s accumulated benefit under the Company’s Retirement and Supplemental Pension Plans.

The Retirement Plan provides benefits under a cash benefit accrual formula that was added to the plan in 1997.  Under the formula, participants accumulate a cash balance benefit based upon a percentage of compensation allocation made annually to the participants’ cash balance accounts.  The allocation percentage ranges from 2% to 7% of total base salary and annual bonus (including amounts deferred under the Savings Plan and Section 125 of the Code) depending on each participant’s years of service.  The cash balance account is further credited with interest annually.  The interest credit is based on the One Year Treasury Constant Maturities as published in the Federal Reserve Statistical Release over the one year period ending on the December 31st immediately preceding the applicable plan year.  The interest rate for the plan year ending December 31, 2010 was 4%.  The Retirement Plan was closed to new participants effective December 31, 2004.  No employees hired on or after January 1, 2005 are eligible to participate in the Plan.

The benefits under the Supplemental Pension Plan are equal to the difference between the benefits that would have been payable under the Retirement Plan without regard to the compensation limitation imposed by the Code or the limitation on participation in the Retirement Plan that became effective on January 1, 2005 and the actual benefits payable under the Retirement Plan as so limited.

Benefits under the Retirement Plan are payable as a monthly annuity or in a lump sum payment.  Vested benefits under the Supplement Pension Plan are payable only in the form of a monthly annuity.  The benefits under the Retirement Plan become vested after the executive completes 5 years of vesting service, or if earlier, the date the executive terminates employment due to death or disability.  The benefits under the Supplemental Plan become vested after the executive completes ten years of vesting service and retires at or after age 55, or if earlier, the date the executive terminates employment due to death or disability.

The Company’s employment agreement with Mr. Roberts provides that Mr. Roberts will receive a monthly benefit under the Supplemental Pension Plan of $25,703, expressed as a life annuity commencing on January 1, 2013.  The benefit vests at the rate of 20% per year commencing June 21, 2008, or if earlier, the date the Company terminates Mr. Roberts’ employment other than for gross or willful misconduct or Mr. Roberts terminates employment due to death, disability or retirement or for good reason, as defined in his employment agreement with the Company.  The benefit will be actuarially adjusted if it is paid in any form other than a life annuity or the benefit commencement date is before or after January 1, 2013.

Name	Plan Name	Number of Years Credited Service (#)(1)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)

Mr. Roberts	Retirement Plan for Employees of Carlisle Corporation	3.58	$0	$0

	Carlisle Corporation Supplemental Pension Plan	3.58	$3,218,131	$0

Mr. Ford	Retirement Plan for Employees of Carlisle Corporation	14.50	$117,738	$0

	Carlisle Corporation Supplemental Pension Plan	14.50	$137,859	$0

Mr. Altmeyer	Retirement Plan for Employees of Carlisle Corporation	20.58	$176,733	$0

	Carlisle Corporation Supplemental Pension Plan	20.58	$410,662	$0

Mr. Sutter	Retirement Plan for Employees of Carlisle Corporation	1.92	$0	$0

	Carlisle Corporation Supplemental Pension Plan	1.92	$33,835	$0

Mrs. Lowe	Retirement Plan for Employees of Carlisle Corporation	8.00	$50,425	$0

	Carlisle Corporation Supplemental Pension Plan	8.00	$78,344	$0

(1)   The amounts presented in this column represent the number of actual years the named executive has been a participant in each plan.  None of the named executives have been given credit under the plans for years of service in addition to their actual years of service presented in the table.  Messrs. Roberts and Sutter commenced employment after December 31, 2004 and are not eligible to participate in the Retirement Plan for Employees of Carlisle Corporation.

Note 13 to the Company’s consolidated financial statements included in the 2010 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Retirement Plan and Supplemental Pension Plan.

Each named executive officer is a party to an executive severance agreement providing for benefits in the event of a “change in control” (defined generally as an acquisition of 20% or more of the outstanding voting Shares or a change in the majority in the Board of Directors).  In the event of any termination of an executive’s employment (including due to the executive’s resignation) within three (3) years of a change of control (other than due to the executive’s death or disability or after the executive attains age 65), each change in control agreement provides that the executive will be entitled to receive three years’ compensation, including bonus, retirement benefits equal to the benefits the executive would have received had he or she completed three additional years of employment, continuation of all life, accident, health, savings, and other fringe benefits for three years, and relocation assistance.  The three year benefit period is reduced if the executive terminates within three years of the date the executive would attain age 65.  In addition, the agreements provide that the executive will become fully vested in all outstanding stock option and restricted Share awards and outstanding performance shares will be earned at the maximum level.  If any payments to a named executive are considered excess “parachute payments”* and the amount of the excess is more than 15%, the Company is required to provide a tax gross up for the excise taxes the executive would be required to pay with respect to the payments.

* Section 280G of the Internal Revenue Code defines “parachute payments” as payments which (i) are compensatory in nature, (ii) are made to or for the benefit of a shareholder, officer or highly compensated individual, and (iii) are contingent on a change in ownership or effective control (or change in ownership of a substantial portion of assets) of a corporation.  If the parachute payments have an aggregate present value of at least 3 times the average annual compensation earned by the recipient of the payment over the 5 years preceding the date of the change in control, the amount of the payments in excess of 1 times such average annual compensation are not deductible by the payor for federal income tax purposes and are subject to a 20% excise tax (payable by the recipient) in addition to regular income taxes.

A copy of the Company’s form Executive Severance Agreement is filed as an Exhibit to the 2008 Annual Report on Form 10-K and a copy of the Company’s Executive Severance Agreement with Mr. Roberts is on file as an Exhibit to the Company’s Quarterly Report on Form 10-Q for the period ended June 30, 2007 and is incorporated herein by reference.

The following table shows the amounts that would have been payable to the named executives under the change in control agreements if a change of control of the Company had occurred on December 31, 2010 and the named executives’ employment with the Company was terminated without cause immediately thereafter.

	Severance Benefit	Estimated Value of Continued Participation in Health and other Welfare Benefit Plans(1)	Stock Options(2)	Restricted Stock(3)	Performance Shares(4)	Present Value of Supplemental Pension Plan Benefit(5)	Excise Tax Gross-Up (Reduction in Payments)	Total
Mr. Roberts	$4,750,000	$180,350	$3,672,045	$7,495,163	$2,273,525	$3,218,131	$3,533,246	$25,122,460
Mr. Ford	$2,575,800	$30,000	$772,521	$1,043,374	$493,571	$137,859	$0	$5,053,125
Mr. Altmeyer	$3,717,300	$30,000	$1,276,978	$1,996,935	$693,860	$410,662	$0	$8,125,735
Mr. Sutter	$2,637,300	$30,000	$830,263	$1,416,731	$538,478	$33,835	$1,608,970	$7,095,577
Mrs. Lowe	$2,554,500	$30,000	$801,958	$1,093,645	$464,561	$78,344	$1,424,186	$6,447,194

(1)   Under his employment letter agreement with the Company, Mr. Roberts is entitled to retiree medical and dental coverage for the life of Mr. Roberts and his wife if his employment is terminated without cause.  The amount presented for Mr. Roberts is the estimated value of the retiree medical benefits.  The amount presented for the other named executives is the estimated value of three years of continued participation in the Company’s group health and other welfare benefit plans.

(2)   Value (based on the closing market price of the Company’s common stock on December 31, 2010 of $39.74 per Share) of unvested in-the-money stock options that would become vested upon a change of control of the Company.

(3)   Value (based on the closing market price of the Company’s common stock on December 31, 2010 of $39.74 per Share) of unvested shares of restricted stock that would become vested upon a change of control of the Company.

(4)   Value (based on the closing market price of the Company’s common stock on December 31, 2010 of $39.74) of the maximum number of performance shares under all outstanding performance share awards.

(5)   Present value of the Supplemental Pension Plan benefit that would become vested upon termination after a change of control of the Company.  Note 13 to the Company’s consolidated financial statements included in the 2010 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.

The employment letter with Mr. Roberts also provides for severance benefits.  If the Company had terminated Mr. Roberts’ employment for any reason other than gross and willful misconduct or Mr. Roberts had resigned for good reason, in either case as of December 31, 2010, Mr. Roberts would have received the following severance benefits in accordance with his employment letter agreement with the Company:

Severance Benefit	Stock Options(1)	Restricted Stock(2)	Performance Shares	Present Value of Supplemental Pension Plan Benefit(3)	Estimated Value of Retiree Medical Benefits	Total
$4,619,200	$3,672,045	$7,495,163	$0	$3,218,131	$180,350	$19,184,889

(1)   Value (based on the closing market price of the Company’s common stock on December 31, 2010 of $39.74 per Share) of unvested in-the-money stock options that would become vested upon termination.

(2)   Value (based on the closing market price of the Company’s common stock on December 31, 2010 of $39.74 per Share) of unvested shares of restricted stock that would become vested upon termination.

(3)   Present value of the Supplemental Pension Plan benefit that would become vested upon termination.  Note 13 to the Company’s consolidated financial statements included in the 2010 Annual Report on Form 10-K includes the valuation assumptions and other information relating to the Supplemental Pension Plan.